SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPECTRALINK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	84-1141188
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5755 Central Avenue

Boulder, CO 80301

(303) 440-5330

(Address, including zip code, of principal executive offices)

SPECTRALINK CORPORATION STOCK OPTION PLAN

SPECTRALINK CORPORATION EMPLOYEE STOCK PURCHASE PLAN

(Full Titles of the Plans)

Sayed M. Darwish

President and Secretary

SpectraLink Corporation

5755 Central Avenue, Suite 202E

Boulder, Colorado 80301

(303) 440-5330

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Mark A. Bertelsen, Esq.

N. Anthony Jeffries, Esq.

Michael S. Ringler, Esq.

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

(Counsel to the Registrant)

The Registration Statement on Form S-8 (Registration No. 333-30225) (the “Registration Statement”) of SpectraLink Corporation (“SpectraLink”) pertaining to the registration of certain shares of SpectraLink’s common stock, par value $0.01 per share (the “SpectraLink Common Stock”), issuable to eligible employees of SpectraLink under the SpectraLink Corporation Stock Option Plan and the SpectraLink Corporation Employee Stock Purchase Plan, to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on June 27, 1997.

SpectraLink, Polycom, Inc. (“Polycom”) and Spyglass Acquisition Corp., a wholly-owned subsidiary of Polycom (“Purchaser”), entered into an Agreement and Plan of Merger, dated as of February 7, 2007 (the “Merger Agreement”), that provides for, among other things, the merger of Purchaser with and into SpectraLink with SpectraLink surviving as a wholly-owned subsidiary of Polycom and the conversion of each outstanding share of SpectraLink Common Stock into the right to receive $11.75 in cash (the “Merger”).

On March 20, 2007, Purchaser acquired over 90% of the outstanding SpectraLink Common Stock and subsequently effected the Merger pursuant to Section 253 of the General Corporation Law of the State of Delaware. The Merger became effective as specified in a Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware on March 26, 2007 (the “Merger Date”).

As a result of the Merger, SpectraLink has terminated all offerings of SpectraLink Common Stock pursuant to its existing registration statements, including the Registration Statement. Accordingly, SpectraLink hereby removes from registration all shares of SpectraLink Common Stock registered under the Registration Statement which remain unsold as of the Merger Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on March 28, 2007.

SPECTRALINK CORPORATION

By:	/S/ SAYED M. DARWISH
Sayed M. Darwish
President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ SAYED M. DARWISH Sayed M. Darwish	President, Secretary and Director	March 28, 2007

/S/ KATHLEEN M. CRUSCO Kathleen M. Crusco	Treasurer and Director	March 28, 2007

/S/ LAURA J. DURR Laura J. Durr	Director	March 28, 2007